10(r)(2)

                     SHOWBIZ PIZZA TIME, INC.
                      DEVELOPMENT AGREEMENT

                 --------------------------------

                           [TERRITORY]



                   4441 West Airport Freeway
                        P.O. Box 152077
                       Irving, TX  75062



                       TABLE OF CONTENTS


RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .1
2.   GRANT OF RIGHTS . . . . . . . . . . . . . . . . . . . . . .4
     2.1  Grant. . . . . . . . . . . . . . . . . . . . . . . . .4
     2.2  Exclusivity. . . . . . . . . . . . . . . . . . . . . .4
     2.3  Right of First Refusal . . . . . . . . . . . . . . . .4
     2.4  Limitation of Rights . . . . . . . . . . . . . . . . .5
3.   FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.1  Development Fee. . . . . . . . . . . . . . . . . . . .5
     3.2  Franchise Fees . . . . . . . . . . . . . . . . . . . .5
     3.3  Payment and Taxes. . . . . . . . . . . . . . . . . . .5
4.   DEVELOPMENT SCHEDULE. . . . . . . . . . . . . . . . . . . .5
     4.1  Development Schedule . . . . . . . . . . . . . . . . .5
     4.2  Ownership Interest . . . . . . . . . . . . . . . . . .6
     4.3  Site Location and Approval . . . . . . . . . . . . . .6
     4.4  Operational Date . . . . . . . . . . . . . . . . . . .6
     4.5  Extensions . . . . . . . . . . . . . . . . . . . . . .6
5.   REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . .6
     5.1  Representations, Warranties and Covenants of Developer6
          5.1.1     Due Incorporation. . . . . . . . . . . . . .6
          5.1.2     Authorization. . . . . . . . . . . . . . . .7
          5.1.3     Execution and Performance. . . . . . . . . .7
          5.1.4     Corporate Documents. . . . . . . . . . . . .7
          5.1.5     Non-Competition during Term of Agreement . .7
          5.1.6     Non-Competition after Termination or
                    Non-renewal   of  Agreement . . . . . . . . 7
          5.1.7     Additional Covenants . . . . . . . . . . . .8
          5.1.8     Guaranty . . . . . . . . . . . . . . . . . .8
     5.2  Representations, Warranties and Covenants of Franchisor8
          5.2.1     Due Incorporation. . . . . . . . . . . . . .8
          5.2.2     Authorization. . . . . . . . . . . . . . . .8
          5.2.3     Execution and Performance. . . . . . . . . .8
6.   PROPRIETARY INFORMATION . . . . . . . . . . . . . . . . . .9
     6.1  Confidential Information . . . . . . . . . . . . . . .9
          6.1.1     Confidentiality Agreements . . . . . . . . .9
          6.1.2     Improvements . . . . . . . . . . . . . . . .9
     6.2  Proprietary Marks. . . . . . . . . . . . . . . . . . .9
7.   TRANSFER OF INTEREST. . . . . . . . . . . . . . . . . . . .9
     7.1  Transfer by Franchisor . . . . . . . . . . . . . . . .9
     7.2. Transfer by Franchisee . . . . . . . . . . . . . . . .9
8.   INSURANCE AND INDEMNITY . . . . . . . . . . . . . . . . . 10
     8.1  Insurance. . . . . . . . . . . . . . . . . . . . . . 10
     8.2  Indemnities. . . . . . . . . . . . . . . . . . . . . 11
          8.2.1     Indemnification. . . . . . . . . . . . . . 11
          8.2.2.    Notice and Counsel . . . . . . . . . . . . 11
          8.2.3     Settlement and Remedial Actions. . . . . . 11
          8.2.4     Expenses . . . . . . . . . . . . . . . . . 12
          8.2.5     Third Party Recovery . . . . . . . . . . . 12
          8.2.6     Survival . . . . . . . . . . . . . . . . . 12
9.   TERM AND TERMINATION. . . . . . . . . . . . . . . . . . . 12
     9.1  Term . . . . . . . . . . . . . . . . . . . . . . . . 12
     9.3  Termination with Notice. . . . . . . . . . . . . . . 13
10.  REMEDIES AND LIQUIDATED DAMAGES . . . . . . . . . . . . . 13
     10.1 Remedies . . . . . . . . . . . . . . . . . . . . . . 13
          10.1.1    Reduction of Exclusivity . . . . . . . . . 13
          10.1.2    Cure . . . . . . . . . . . . . . . . . . . 13
          10.1.3    Specific Enforcement . . . . . . . . . . . 14
     10.2 Liquidated Damages . . . . . . . . . . . . . . . . . 14
11.  DUE DILIGENCE AND ASSUMPTION OF RISK. . . . . . . . . . . 14
12.  DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . 15
     12.1 Mediation. . . . . . . . . . . . . . . . . . . . . . 15
     12.2 Applicable Law . . . . . . . . . . . . . . . . . . . 15
     12.3 Jurisdiction and Venue . . . . . . . . . . . . . . . 15
13.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 15
     13.1 Independent Contractors. . . . . . . . . . . . . . . 15
     13.2 Entire Agreement . . . . . . . . . . . . . . . . . . 15
     13.3 No Waiver. . . . . . . . . . . . . . . . . . . . . . 16
     13.4 Severability . . . . . . . . . . . . . . . . . . . . 16
     13.5 Notice . . . . . . . . . . . . . . . . . . . . . . . 16
     13.6 Counterparts . . . . . . . . . . . . . . . . . . . . 17
     13.7 Headings . . . . . . . . . . . . . . . . . . . . . . 17
     13.8 Further Assurances . . . . . . . . . . . . . . . . . 17
     13.9 Compliance with Laws . . . . . . . . . . . . . . . . 17

ATTACHMENT "A" - FRANCHISE AGREEMENT . . . . . . . . . . . . . 21
ATTACHMENT "B" - DEVELOPER'S PRINCIPALS
                 CONFIDENTIALITY AGREEMENT22 . . . . . . . . . .
ATTACHMENT "C" - EMPLOYEE CONFIDENTIALITY AGREEMENT. . . . . . 23
ATTACHMENT "D" - GUARANTY. . . . . . . . . . . . . . . . . . . 24

                     SHOWBIZ PIZZA TIME, INC.
                      DEVELOPMENT AGREEMENT

     This Development Agreement is entered into as of this ----day of , 1997, by and between ShowBiz Pizza Time, Inc., a Kansas corporation ("Franchisor"), and ---------- a -----------
corporation ("Developer").

                             RECITALS

1. Franchisor has developed and is the owner of a System for the establishment, development and operation of family-oriented pizza restaurants;

2. Franchisor has developed and is the owner of, or licensee with rights to sublicense, certain Animated Entertainment and Proprietary Marks which are utilized in connection with and identify the System;

3. Developer desires to obtain from Franchisor certain rights to use the System, the Animated Entertainment and the Proprietary
Marks to develop and establish Franchised Restaurants in the Territory; and

4. Franchisor desires to grant to Developer certain rights to use the System, the Animated Entertainment and the Proprietary Marks to develop and establish Franchised Restaurants in the Territory.

NOW THEREFORE, Franchisor and Developer in consideration of the undertakings and commitments set forth herein, agree as follows:

1.   DEFINITIONS

     As used in this Agreement and the above Recitals, the following capitalized terms shall have the meanings attributed to them in this Section:

1.1 "Action" means any cause of action, suit, proceeding, claim, demand, investigation or inquiry (whether a formal proceeding or otherwise) with respect to which Developer's indemnity applies.

1.2 "Agreement" means this Development Agreement and all attachments.

1.3 "Animated Entertainment" means the computer hardware and software, artistic designs, scripts and musical scores, staging and lighting techniques and configurations, plans, manuals and specifications, manufacturing know-how and other intellectual property relating to video display entertainment and to three dimensional computer controlled animated characters, including present and future improvements, patents, trademarks, copyrights and other intellectual and artistic property.

 1.4 "Change in Control" means a transfer of an Equity Interest in Developer which, directly or indirectly, causes a change in the number of Persons which can vote more than fifty percent (50%) of the total Equity Interest in Developer.

1.5 "Competing Business" means a business which operates a restaurant or food service outlet in combination with entertainment in the form of video games, video displays or computer controlled animated characters.

 1.6 "Confidential Information" means the terms of the Development Agreement and Franchise Agreement and any amendments thereto, the System, the Animated Entertainment, manuals, written directives and all drawings, equipment, recipes, and all other information know-how, techniques, materials and data imparted or made available by Franchisor which is (i) designated as confidential, (ii) known by Developer to be considered confidential by Franchisor or (iii) by its nature inherently or reasonably considered confidential.

1.7  "Developer" means -------------------------.

1.8  "Developer's Principals" means Developer's spouse, if
Developer is an individual, all officers and directors of Developer and all holders of an ownership interest in Developer and of any entity directly or indirectly controlling Developer, all as listed on Schedule 1.7 attached hereto.

1.9 "Development Schedule" means the schedule pursuant to which the Developer will establish Franchised Restaurants as set forth in
Section 4.

1.10 "Equity Interest" means a direct or indirect ownership interest in the capital stock of, partnership or membership interest in, or other equity or ownership interest in Developer
(including the right to vote) any type of  legal entity.

1.11 "Execution Date" means the date upon which a Franchise
Agreement is duly executed between a franchisee and Franchisor.

1.12 "Franchise Agreement" means the then-current form of franchise agreement approved by Franchisor and to be executed with franchisees in accordance with this Agreement, the current form of which is attached as Attachment "A."

1.13 "Franchised Restaurant" means a Restaurant opened pursuant to the Development Schedule and operated (i) at a Site approved by Franchisor pursuant to this Agreement and (ii) pursuant to a duly executed Franchise Agreement.

1.14 "Franchisee" means any person or legal entity approved by Franchisor to enter into a Franchise Agreement and to establish a Franchised Restaurant.

1.15 "Franchisor" means ShowBiz Pizza Time, Inc. or any person or legal entity to which ShowBiz Pizza Time, Inc. assigns or otherwise transfers its rights and obligations contained in this Agreement.

1.16 "Indemnitees" means Franchisor and is subsidiaries and affiliates, and directors, officers, employees, shareholders, affiliates, successors and assigns.

1.17 "Losses and Expenses" means compensatory, exemplary or punitive damages, fines, penalties, charges, assessments and fees (including reasonable attorneys', experts', accountants' and consultants' fees); interest, court costs, settlement or judgment amounts and other similar amounts incurred, charged against or suffered by the Indemnitees in connection with any Action.

1.18 "Minority Interest" means a direct or indirect ownership interest of less than five percent (5%) of the capital stock of, partnership interest in, or other equity interest in (including the right to vote) any type of legal entity.

1.19 "Operational" used in reference to a Franchised Restaurant, means a Franchised Restaurant that is fully constructed and finished out as approved by Franchisor and is legally permitted to render its services to the general public pursuant to a duly executed Franchise Agreement.

1.20 "Person" means an individual, corporation, limited liability company, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

1.21 "Proprietary Marks" means the trademarks, trade names, service marks, logos, emblems and other indicia of origin as designated from time to time by Franchisor, which may be owned by Franchisor or licensed to Franchisor with sublicensing rights, including, but not limited to, the marks: "Chuck E. Cheese" and "ShowBiz Pizza Time."

1.22 "Restaurant" means a family-oriented pizza restaurant operated utilizing the System, the Proprietary Marks and the Animated
Entertainment.

1.23 "Site" means the location for the construction and operation of a Franchised Restaurant which has been approved as per Section
4 of this Agreement.

1.24 "System" means the unique system developed and owned by Franchisor for the establishment, development, and operation of family-oriented pizza restaurants, the distinguishing characteristics of which include without limitation, Animated Entertainment; separate areas with a variety of rides, amusement games and other attractions; characteristic decorations, furnishings and materials; specially-designed equipment and equipment layouts; trade secret food products and other special recipes, menus and food and beverage designations; food and beverage preparation and service procedures and techniques; operating procedures for sanitation and maintenance; methods and techniques for inventory and cost controls, record keeping and reporting, personnel training and management, and advertising and promotional programs; cornerstones of operation; and operational policies; all of which may be changed, improved or further developed by Franchisor from time to time.

1.25 "Territory" means ------------ in which the Developer develop the System in accordance with the terms and conditions of this Agreement.

1.26 "Transfer" means the sale, assignment, conveyance, pledge, mortgage or other encumbrance, whether direct or indirect, in whole or in part, or in one or a series of related transactions or occurrences, of (i) this Agreement, (ii) any Franchise Agreement between Franchisor and Developer, (iii) any Equity Interests in Developer, or (iv) in the assets of Developer.

2.   GRANT OF RIGHTS

2.1 Grant Franchisor hereby grants to Developer the right, and Developer undertakes the obligation, pursuant to the terms and conditions of this Agreement, to establish and operate ---------- (---) Franchised Restaurants at duly approved Sites in the Territory and pursuant to duly executed Franchise Agreements.

2.2 Exclusivity For so long as Developer is in compliance with this Agreement, Franchisor will not, without Developer's prior written consent, establish or operate, or license anyone other than Developer to establish or operate Franchised Restaurant in the Territory prior to the last date specified in the Development Schedule.

2.3 Right of First Refusal For a period of two (2) years after the successful and timely completion of the Development Schedule, if Franchisor proposes to establish any additional Franchised Restaurants in the Territory, Developer shall have the right to enter into a new Development Agreement and/or Franchise Agreement to establish such additional Franchised Restaurants under the terms and conditions of the then-current form of Development and/or Franchise Agreements. If the Developer and Franchisor have not executed a new Development and/or Franchise Agreement within a period of thirty (30) days after Franchisor provides written notice to Developer of Franchisor's desire to further develop the Territory, Franchisor will have the right, to the exclusion of Developer, to further develop or establish additional Franchised Restaurant in the Territory on its own or with others.

2.4  Limitation of Rights   Notwithstanding Section 2.2, Franchisor
reserves the right to sell, market, and distribute goods and services, without obtaining the prior approval of Developer, under any marks (including the Proprietary Marks) through any retail, wholesale, or other channel of distribution, regardless of whether the goods or services are: (i) now existing or hereinafter developed; (ii) part of the System; or (iii) now or at any time hereafter authorized for use or sale at any Franchised Restaurant.

     This Agreement is not a Franchise Agreement, and Developer shall have no right to use, or to license to others in any manner, the Proprietary Marks, the Animated Entertainment or the System by virtue hereof.


3.   FEES

3.1  Development Fee  Upon the execution of this Agreement,
Franchisor shall deliver a nonrefundable development fee of ----------Dollars ($-------) in consideration for the administrative and other expenses incurred by Franchisor and for the development opportunities lost or deferred as a result of Franchisor's entering into this Agreement with Developer.

3.2 Franchise Fees Upon the execution of this Agreement, Developer shall deliver a non-refundable franchise fee of Fifteen Thousand Dollars ($15,000) for the first Franchise Agreement to be executed pursuant to the Development Schedule. Such non-refundable fee, which shall be deemed earned by Franchisor when received, is in consideration for administrative and other expenses incurred by Franchisor and for the development opportunities lost or deferred as a result of Franchisor's entering into this Agreement with Developer. The Developer will deliver all future franchise fees upon the execution of and in accordance with the terms (including franchise fee amounts) and conditions of the respective Franchise Agreement.

3.3  Payment and Taxes   All payments made by Developer to
Franchisor pursuant to this Agreement will be in United States dollars and will be made free and clear of any tax, deduction, offset or withholding of any kind. All taxes and penalties on any payment made by Developer pursuant to this Agreement now or in the future will be fully borne by Developer.

4.   DEVELOPMENT SCHEDULE

4.1  Development Schedule  The Developer agrees to execute a
Franchise Agreement and establish Franchised Restaurants at Sites in the Territory in accordance with the following Development
Schedule:

     Execution Date:

     Number of Franchised Restaurants
     Operated by Developer Directly:

     Number of Franhised Restaurants
     operated by an Entity in which
     Developer has a Majority Equity Interest:


     Total Number of Franchised Restaurants:



4.2  Ownership Interest  Franchisor and Developer agree that the
Developer shall enter into a Franchise Agreement and establish and operate the Franchised Restaurants either directly or by using subsidiaries in which it has a majority Equity Interest.

4.3 Site Location and Approval Developer agrees that prior to or within one hundred and twenty (120) days after the execution of a Franchise Agreement, it will locate or cause the franchisee under the Franchise Agreement in question to locate a Site within the Territory for the establishment and operation of the respective Franchised Restaurant. Within the same one hundred and twenty
(120) day period, Developer also agrees that it will cause the franchisee under the respective Franchise Agreement to obtain the approval for such Site from the Franchisor as per the terms and conditions of the respective Franchise Agreement.

4.4 Operational Date Developer agrees that, within a period of ----- ---------- (---) days from the approval by Franchisor of the Site, it will cause the respective Franchised Restaurant to be fully Operational.

4.5 Extensions Developer shall at all times comply with the Development Schedule. However, Franchisor, at its sole discretion and without obligation, may grant a written extension or extensions to Developer for the period of time that the Developer requests. In the event Franchisor grants an extension, Developer agrees to pay Franchisor a non-refundable extension fee of US$________ (_____) for every seven (7) day period of the extension.

5.   REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1  Representations, Warranties and Covenants of Developer

     5.1.1 Due Incorporation Developer is a corporation, limited liability company, or limited or general partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to enter into this Agreement and perform the obligations contained herein.

     5.1.2 Authorization. The execution, delivery and performance by Developer of this Agreement and all other agreements contemplated herein has been duly authorized by all requisite actions on the part of Developer and no further actions are necessary to make this Agreement or such other agreements valid and binding upon it and enforceable against it in accordance with their respective terms.

     5.1.3 Execution and Performance Neither the execution, delivery nor performance by Developer of this Agreement or any other agreements contemplated hereby will conflict with, or result in a breach of any term or provision of Developer's charter, by-laws, articles of organization, or partnership agreement and/or other governing documents and any amendments thereto, any indenture, mortgage, deed of trust or other material contract or agreement to which Developer is a party or by which it or any of its assets are bound, or breach any order, writ, injunction or decree of any court, administrative agency or governmental body.

     5.1.4 Corporate Documents Certified copies of Developer's charter, by-laws, articles of organization, partnership agreement and/or other governing documents and any amendments thereto, including board of director's or partner's resolutions authorizing this Agreement have been delivered to Franchisor. Any amendments or changes to such governing or charter documents subsequent to the date of this Agreement, shall not be undertaken without Franchisor's prior written consent.

     5.1.5 Non-Competition during Term of Agreement Unless approved by Franchisor in writing, during the term of this Agreement, Developer and Developer's Principals shall not, directly or indirectly:

          (a) Divert or attempt to divert business of any Franchised Restaurant established pursuant to a Franchise Agreement to any competitor, or do or perform any other act injurious or prejudicial to the goodwill associated with Franchisor's
Proprietary Marks, the Animated Entertainment and the System;

          (b) Employ or seek to employ any person who is employed by Franchisor or by any other franchisee or developer of Franchisor; and

          (c) Except as provided for herein, own, maintain, engage in, or have an Equity Interest in a Competing Business; provided that this provision shall not apply to any Minority Interest collectively held by Developer or Developer's Principals in any publicly-held corporation listed on a national stock exchange.

     5.1.6 Non-Competition after Termination or Non-renewal of Agreement Unless approved by Franchisor in writing, for a period of one (1) year after the expiration transfer by Developer of its interest in this Agreement, Developer and Developer's Principals shall not, directly or indirectly:

          (a) Divert or attempt to divert business of any Franchised Restaurant established pursuant to a Franchise Agreement to any competitor, or do or perform any other act injurious or prejudicial to the goodwill associated with Franchisor's
Proprietary Marks, the Animated Entertainment and the System;

          (b) Employ or seek to employ any person who is employed by Franchisor or by any other franchisee or developer of Franchisor; and

          (c) Except as provided for herein, own, maintain, engage in, or have an Equity Interest in a Competing Business within twenty five (25) miles from the outer boundaries of the Territory; provided that this provision shall not apply to any Minority Interest collectively held by Developer or Developer's Principals in any publicly-held corporation.

     5.1.7 Additional Covenants At Franchisor's request, Developer shall require and obtain for the benefit of Franchisor execution of covenants similar to those set forth in this Section from any and all of its employees having access to materials or information furnished or disclosed to Developer by Franchisor.

     5.1.8 Guaranty As an inducement and as a condition to Franchisor execution and acceptance of this Agreement, Franchisor may require any or all of Developer's Principals to execute a Guaranty in the form of Attachment D hereto.

5.2  Representations, Warranties and Covenants of Franchisor

     5.2.1 Due Incorporation Franchisor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to enter into this Agreement and perform the obligations contained herein.

     5.2.2 Authorization The execution, delivery and performance by Franchisor of this Agreement and all other agreements contemplated herein has been duly authorized by all requisite corporate actions and no further actions are necessary to make this Agreement or such other agreements valid and binding upon it and enforceable against it in accordance with their respective terms.

     5.2.3 Execution and Performance Neither the execution, delivery nor performance by Franchisor of this Agreement or any other agreements contemplated hereby will conflict with, or result in a breach of any term or provision of Franchisor's articles of incorporation or by-laws, or any indenture, mortgage, deed of trust or other contract or agreement to which Franchisor is a party or by which it or any of its assets are bound, or breach any order, writ, injunction or decree of any court, administrative agency or governmental body.

6.   PROPRIETARY INFORMATION

6.1 Confidential Information The Developer and the Developer's Principals shall only communicate, disclose or use the Confidential Information as expressly permitted herein or as required by law. Developer and Developer's Principals shall disclose the Confidential Information only to such of Developer's employees, agents, or independent contractors who must have access to it in connection with their employment.

     6.1.1 Confidentiality Agreements Developer shall cause Developer's Principals and employees having access to the Confidential Information to execute confidentiality agreements substantially in the form of Attachments B and C stating that they will preserve in confidence all Confidential Information. Neither Developer, Developer's Principal's or their respective employees may at any time, without Franchisor's prior written consent, copy, duplicate, record or otherwise reproduce the Confidential Information, in whole or in part, nor otherwise make the same available to any unauthorized person.

     6.1.2 Improvements If Developer makes any improvements (as determined by Franchisor) to the Confidential Information, Developer and the Developer's Principals shall each execute an amendment to this Agreement reflecting such improvements and Franchisor's exclusive ownership thereof. All such improvements, which are hereby assigned to Franchisor, shall be considered Confidential Information.

6.2 Proprietary Marks Developer acknowledges Franchisor's exclusive ownership of the Proprietary Marks and shall neither directly or indirectly contest or impair Franchisor's exclusive ownership of, and/or license with respect to, the Proprietary Marks.

7.   TRANSFER OF INTEREST

7.1 Transfer by Franchisor Franchisor shall have the right to transfer or assign this Agreement, its rights to the Proprietary Marks, and all or any part of its rights or obligations herein to any person or legal entity without the consent of Developer or Developer's Principals. Upon such transfer by Franchisor, any transferee or assignee of Franchisor shall become solely responsible for all obligations of Franchisor under this Agreement from the date of transfer or assignment.

7.2. Transfer by Franchisee   Developer and Developer's  Principals
understand and acknowledge that the rights and duties set forth in this Development Agreement are personal to Developer and are granted, in part, in reliance upon the skill, aptitude, business and financial capacity of Developer and Developer's Principals and their intention of complying with its terms and conditions. Therefore, if the Developer and/or Developer's Principals desire to Transfer any interest in this Agreement, they must first obtain the prior written approval of Franchisor.

     Prior to authorizing such Transfer, Franchisor may require, among other things, satisfaction of the following:

     (a) Developer shall be in compliance with all of the terms and conditions of this Agreement;

     (b) Developer and/or any Developer's Principal shall remain liable for the performance of its obligations contained in this Agreement through the date of transfer and shall execute all instruments reasonably requested by Developer to evidence such liability;

     (c) The transferee shall satisfy, in Franchisor's judgment, Franchisor's then existing criteria for a developer including, without limitation: (i) education; (ii) business skill, experience and aptitude; (iii) character and reputation; and (iv) financial resources;

     (d) The transferee and all owners of any record or beneficial interest in the capital stock (or other interest) of transferee shall execute all instruments (including a new development agreement and guarantee) reasonably requested by Franchisor to evidence acceptance and assumption of all of the terms and conditions of this Agreement; and

     (e) If the Developer does not have a majority Equity Interest (as reasonably determined by Franchisor) in the transferee, Franchisor may request a transfer fee equal to one-half (1/2) of the development fee contained herein.

8.   INSURANCE AND INDEMNITY

8.1 Insurance During the entire term of this Agreement, Developer must maintain comprehensive general liability insurance (including property damage), and personal injury coverage, workers' compensation and employer's liability insurance, automobile liability insurance, and other insurance that is required or customary in the Territory. The insurance must be underwritten by an insurance company satisfactory to Franchisor and name Franchisor as an additional insured party. The insurance policies must provide that they may not be canceled or changed without at least thirty (30) days prior written notice to Franchisor. Developer must furnish Franchisor with evidence that Developer has obtained the required insurance before the first Franchised Restaurant is opened, and each year afterwards, and at any other time a carrier or coverage is changed. Franchisor may, in its sole discretion, require Developer to increase its insurance coverage amounts by providing thirty (30) days prior written notice. If Developer fails to obtain the insurance required by this Section, Franchisor may (but is not required to) purchase insurance on Developer's behalf at Developer's sole cost and expense.

8.2  Indemnities

     8.2.1     Indemnification  Developer and Developer's
Principals agree to and hereby, jointly and severally, indemnify, defend (by counsel chosen by Franchisor) and agree to hold harmless each Indemnitee from all Losses and Expenses alleged, incurred or assessed in connection with:

          (a) Developer's or any Developer's Principal's alleged infringement or alleged violation of any trademark or other proprietary name, mark, or right allegedly owned or controlled by a third party;

          (b) The violation, breach or asserted violation or breach, by Developer or any of Developer's Principals, of any federal, state or local law, regulation, ruling, standard or directive or any industry standard;

          (c) Libel, slander or any other form of defamation of Franchisor, the System or any developer or franchisee operating under the System, by Developer or by any of Developer's Principals;

          (d) The violation or breach by Developer or any of Developer's Principals, of any warranty, representation, agreement or obligation in this Agreement or in any other agreement, between Developer, its subsidiaries and affiliates and Franchisor, its subsidiaries and affiliates or the officers, directors, shareholders, partners, agents, representatives, independent contractors and employees thereof; and

          (e) Acts, errors, or omissions of Developer, any of Developer's subsidiaries or affiliates or any of Developer's Principals and the officers, directors, shareholders, partners, agents, representatives, independent contractors and employees of Developer and its subsidiaries and affiliates in connection with the development activities contemplated under this Agreement or the operation of a Franchised Restaurant.


     8.2.2. Notice and Counsel Developer and each of Developer's Principals agree to give Franchisor immediate notice of any Action. Franchisor may engage, at its expense, separate counsel to represent the Indemnitees in such Action and/or elect to assume (but under no circumstance is obligated to undertake) the defense and/or reasonable settlement of any Action. Franchisor's election to settle shall not diminish Developer's and each of Developer's Principal's obligation to defend, indemnify and hold the Indemnitees harmless from all Losses and Expenses.

     8.2.3 Settlement and Remedial Actions In order to protect persons or property, or its reputation or goodwill, or the reputation or goodwill of others, Franchisor may, at any time and without notice, as it, in its sole judgment deems appropriate, consent or agree to settlements or take such other remedial or corrective actions it deems expedient with respect to any Action if, in Franchisor's sole judgment, there are reasonable grounds to believe that:

          (a)     any of the acts or circumstances enumerated in
Section 8.2.1 ((a) through (d)) above have occurred;

          (b)  any act, error, or omission as described in Section
8.2.1 (e) may result directly or indirectly in damage, injury, or harm to any person or any property.


     8.2.4 Expenses All Losses and Expenses incurred under this Section shall be chargeable to and paid by Developer or any of Developer's Principals pursuant to Developer's obligations of indemnity under this paragraph regardless of any actions, activity or defense undertaken by Franchisor or the subsequent success or failure of such actions, activity, or defense.

     8.2.5 Third Party Recovery Under no circumstances shall the Indemnitees be required or obligated to seek recovery from third parties or otherwise mitigate their losses in order to maintain a claim against Developer or any of Developer's Principals. Developer and each of Developer's Principals agree that the failure to pursue such recovery or mitigate loss will in no way reduce the amounts recoverable from Developer or any of Developer's Principals by the Indemnitees.

     8.2.6 Survival Developer and Developer's Principals expressly agree that the terms of this Section 8 shall survive the termination, expiration or transfer of this Agreement or any interest herein.

9.   TERM AND TERMINATION

9.1 Term Unless terminated as provided for herein, the term of this Agreement and all rights granted hereunder shall expire on the date on which Developer successfully and in a timely manner completes the Development Schedule.

9.2 Termination without Notice This Agreement shall automatically terminate without notice to Developer if:

     (a) Developer is adjudicated bankrupt or makes a general assignment for the benefit of creditors;

     (b) A bankruptcy petition is filed against, by or with the consent of, Developer;

     (c) Developer is adjudicated bankrupt, or a bill in equity or other proceeding for the appointment of a receiver of Developer or other custodian or Trustee for Developer's business or assets is filed and consented to by Developer;

     (d) A receiver or other custodian or trustee (permanent or temporary) of Developer's assets or property, or any part thereof, is appointed by any court of competent jurisdiction;

     (e) Proceedings for a composition with creditors under any state or federal law is instituted by or against Developer, or a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless a supersedeas bond is filed);

     (f) Execution is levied against Developer's assets or property, or suit to foreclose any lien or mortgage against the premises or equipment of any restaurant established pursuant hereto is instituted against Developer and not dismissed within thirty (30) days.

9.3 Termination with Notice Franchisor or Developer may terminate this Agreement upon the breach or non-compliance by the other of any material obligation contained in this Agreement. Upon such breach or non-compliance, the non-breaching party will provide the breaching party with written notice of such breach. The breaching party shall have a period of thirty (30) working days from the date of the receipt of the notice to remedy the breach or non-compliance. If the breach or default is not remedied within the aforementioned period, this Agreement shall be terminated without the need for further notice or court order.

10.  REMEDIES AND LIQUIDATED DAMAGES

10.1 Remedies Upon the occurrence of an uncured breach and subsequent termination pursuant to section 9, Franchisor may exercise one or more of the following remedies or such other remedies as may be available at law or in equity (each of the following remedies are nonexclusive and noncumulative):

     10.1.1 Reduction of Exclusivity Franchisor, at its sole discretion, can completely terminate or, alternatively, reduce the number of Franchised Restaurants that Developer was given the right to develop and establish pursuant to the Development Schedule or terminate or reduce the territorial exclusivity granted Developer pursuant to Section 2 in the understanding that this Agreement will remain in effect and will be considered to be amended accordingly.

     10.1.2 Cure Franchisor, at Franchisor's discretion and without obligation, may cure such breach at Developer's expense and, in connection therewith, Developer (i) hereby grants to Franchisor all rights and powers necessary or appropriate to accomplish such cure; (ii) shall indemnify and hold the Indemnitees harmless from and against all costs, expenses (including reasonable fees of counsel and other engaged professionals), liabilities, claims, demands and causes of action (including actions of third parties) incurred by or alleged against any Indemnitee in connection with Franchisor's cure; and (iii) shall reimburse or pay such costs or damages within ten (10) days of receipt of Franchisor's invoice therefor;

     10.1.3 Specific Enforcement Franchisor may, in addition to pursuing any other remedies, specifically enforce Developer's and Developer's Principal's obligations, covenants and agreements or obtain injunctive or other equitable relief in connection with the violation or anticipated violation of such obligations, covenants and agreements without the necessity of showing (i) actual or threatened harm; (ii) the inadequacy of damages as a remedy; or
(iii) likelihood of success on the merits, and without being required to furnish bond or other security. Nothing in this Agreement shall impair Franchisor's right to obtain equitable relief.

10.2 Liquidated Damages Developer acknowledges that its uncured breach of any of the terms of this Agreement will materially and adversely affect Franchisor and that the quantum of such damages may not be easily ascertainable. Accordingly, Developer agrees that, as liquidated damages for the non-performance of its obligations under this Agreement, in addition to any other remedy available to Franchisor, Developer shall pay to Franchisor US$-------- initially and US$------- per month per violation for so long as each such violation remains uncured; provided, however, that this provision will only be operative upon material breaches of this Agreement which are in Developer's or Developer's Principals' control.

11.  DUE DILIGENCE AND ASSUMPTION OF RISK

Developer and Developer's Principals have received, read and understood this Agreement, the documents referred to herein and the Attachments and Schedules hereto. Developer and Developer's Principals further acknowledge that they have received the disclosure documents required by the Federal Trade Commission trade regulation rule entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, at least ten (10) business days prior to the date on which this Agreement was executed. Developer and Developer's Principals: (i) have had ample time and opportunity to consult with their advisors concerning the potential benefits and risks of entering into this Agreement; (ii) have conducted such due diligence and investigation as they desire; (iii) recognize that the business venture described herein involves risks; and (iv) acknowledge that the success of such business venture is dependent upon, among other factors unrelated to Franchisor, the abilities of Developer and Developer's Principals. FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF, AND DEVELOPER AND EACH OF DEVELOPER'S PRINCIPALS ACKNOWLEDGE THAT THEY HAVE NOT RECEIVED OR RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL PERFORMANCE OR VIABILITY OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.




12.  DISPUTE RESOLUTION

12.1 Mediation Except for infringement of Proprietary Marks, Animated Entertainment or other violation of Franchisor's intellectual property rights, regarding which Franchisor may apply for emergency, special, or injunctive relief, both Franchisor and Developer will attempt in good faith to settle any dispute related to this Agreement. If Franchisor and Developer are unable to do so, they hereby agree to submit to non-binding mediation prior to bringing such claim, controversy or dispute in a court. The mediation shall be conducted through either an individual mediator or a mediator appointed by a mediation services organization or body, experienced in the mediation of food service business
disputes, as agreed upon by Franchisor and Developer.   The costs
and expenses of mediation, including compensation of the mediator, shall be borne by the parties equally. If the parties are unable to resolve the claim, controversy or dispute within -------- (---) days after the mediator has been appointed, unless such time period is extended by written agreement of the parties, then either party may bring a legal proceeding under the following to resolve such claim,

[CONSIDER BINDING ARBITRATION CLAUSE]

12.2 Applicable Law  Franchisor and Developer agree that this
Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas without regard to its conflicts of laws provisions.

12.3 Jurisdiction and Venue Franchisor and Developer hereby irrevocably submit themselves to the jurisdiction of the state courts of Dallas County, Texas and the Federal District Court for the Northern District of Texas, Dallas Division. However, with respect to any action (i) for monies owed, (ii) for injunctive or other extraordinary relief, or (iii) involving ownership or use of the Proprietary Marks or the Animated Entertainment, Franchisor may bring such action in any state or federal district court which has jurisdiction.

13.  MISCELLANEOUS

13.1 Independent Contractors In performing this Agreement, the parties specifically agree that Franchisor and Developer's relationship is and always will be solely that of independent contractors. Neither Franchisor or Developer shall not represent itself or permit any of its employees, agents, servants, or representatives to represent itself as an employee, agent, servant, or joint venturer of the other. Neither party shall have no right to and shall not attempt to enter into contracts or commitments in the name of or on behalf of the other in any respect whatsoever.

13.2 Entire Agreement    This Agreement and the Attachments hereto
constitute the entire agreement between Franchisor, Developer and Developer's Principals concerning the subject matter hereof. All prior agreements, discussions, representations, warranties and covenants are merged herein. THERE ARE NO WARRANTIES, REPRESENTATIONS, COVENANTS OR AGREEMENTS, EXPRESS OR IMPLIED, BETWEEN THE PARTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. Except those permitted to be made unilaterally by Franchisor, any amendments or modifications of this Agreement shall be in writing and executed by Franchisor and Developer.

13.3 No Waiver Either party's failure to exercise any right or remedy or to enforce any obligation, covenant or agreement herein shall not constitute a waiver by, or estoppel of, such party's right to enforce strict compliance with any such obligation, covenant or agreement. No custom or practice shall modify or amend this Agreement. Either party's waiver of, or failure or inability to enforce, any right or remedy shall not impair such party's rights or remedies with respect to subsequent default of the same, similar or different nature. Acceptance of any payment shall not waive any default.

13.4 Severability   Should any term, covenant or provision hereof,
or the application thereof, be determined by a valid, final, non-appealable order to be invalid or unenforceable, the remaining terms, covenants or provisions hereof shall continue in full force and effect without regard to the invalid or unenforceable provision. In such event such term, covenant or provision shall be deemed modified to impose the maximum duty permitted by law and such term, covenant or provision shall be valid and enforceable in such modified form as if separately stated in and made a part of
this Agreement.   Notwithstanding the foregoing, if any term hereof
is so determined to be invalid or unenforceable and such determination adversely affects, in Franchisor's reasonable judgment, Franchisor's ability to preserve its rights in, or the goodwill underlying, the Proprietary Marks, the Animated Entertainment, the System and/or the Confidential Information, or materially effects Franchisor's other rights hereunder, Franchisor may terminate this Agreement upon notice to Developer.

13.5 Notice All notices required or desired to be given hereunder shall be in writing and shall be sent by personal delivery, expedited delivery service, return receipt requested or facsimile to the following addresses or such other addresses as designated by Franchisor or Developer in writing pursuant to this Section:



Notices to FRANCHISOR:        Director of Franchising
                              ShowBiz Pizza Time, Inc.
                              4441 W. Airport Freeway
                              Post Office Box 152077
                              Irving, Texas 75062
                              Tel.
                              Fax.

     Notices to DEVELOPER:
                              Tel.
                              Fax.

     Notices posted by personal delivery or given by facsimile shall be deemed given upon receipt. Notice to Developer shall constitute notice to Developer's Principals.

13.6 Counterparts   This Agreement may be executed in any number of
counterparts each of which when so executed shall be an original, but all of which together shall constitute one (1) and the same instrument.

13.7 Headings    The section headings in this Agreement are for
convenient reference only and shall be given no substantive or interpretive effect.

13.8 Further Assurances Franchisor and Developer shall execute and deliver any and all additional papers, documents, and other assurances and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

13.9 Compliance with Laws Developer agrees to comply at its sole expense with all laws and regulations applicable to this Agreement and the operation of the Franchised Restaurants.

              [Signatures appear on following pages]



     IN WITNESS WHEREOF, the parties hereto have fully executed and delivered this Agreement on the day and year first above written.

                              SHOWBIZ PIZZA TIME, INC.






                              By:
                              Name:
                              Title:

STATE OF TEXAS      S
                    S
COUNTY OF DALLAS    S

     Before me personally appeared------------- who, after being duly sworn, says that he is the ------------- of ShowBiz Pizza Time, Inc., a corporation, organized and existing under the laws of Kansas, and that he has authority to execute under oath and has so executed the above Agreement for and on behalf of such corporation for such purposes therein contained.

     WITNESS my hand and official seal this ---day of -----------, 19--.


(SEAL)
                              Notary Public


                              DEVELOPER:


                              By:
                              Name:
                              Title:





STATE OF                 S
                         S
COUNTY OF                S

     Before me personally appeared ---------- who, after being duly sworn, says that he is the ---------- of --------, a (corporation) (partnership), organized and existing under the laws of ----------, and that he has authority to execute under oath and has so executed the above Agreement for and on behalf of such (corporation) (partnership) for the purposes therein contained.

     WITNESS my hand and official seal this --- day of -------, 199-.


(seal)                             Notary Public





                           SCHEDULE 1.7

                 SCHEDULED DEVELOPER'S PRINCIPALS



               ATTACHMENT "A" - FRANCHISE AGREEMENT


ATTACHMENT "B" - DEVELOPER'S PRINCIPALS CONFIDENTIALITY AGREEMENT



ATTACHMENT "C" - EMPLOYEE CONFIDENTIALITY AGREEMENT


                    ATTACHMENT "D" - GUARANTY

     As an inducement to ShowBiz Pizza Time, Inc. ("Franchisor") to execute the foregoing Development Agreement and the Attachments, the undersigned, jointly and severally, hereby agree to be individually bound by all the terms and conditions of the above Development Agreement including any amendments or modifications thereto whenever made (hereinafter the "Agreement") and unconditionally and irrevocably guarantee to Franchisor and its successors and assigns that all of Developer's obligations under the Agreement will be punctually paid and performed.

     Upon default by Developer or notice from Franchisor, the undersigned will immediately make each payment and perform each obligation required of Developer under the Agreement. Without affecting the obligations of the undersigned under this Guaranty, Franchisor may, without notice to the undersigned, renew, extend, modify, amend or release any indebtedness or obligation of Developer, or settle, adjust, or compromise any claims against Developer.

     The undersigned waive all demands and notices of every kind with respect to this Guaranty and the Agreement, including, without limitation, notice of the amendment or modification of this Guaranty or the Agreement the demand for payment or performance by Developer, any default by Developer or any guarantor, and any release of any guarantor or other security for the Agreement or the obligations of Developer.

     Franchisor may pursue its rights against the undersigned without first exhausting its remedies against Developer and without joining any other guarantor hereto and no delay on the part of Franchisor in the exercise of any right or remedy shall operate as a waiver of such right or remedy, and no single or partial exercise by Franchisor of any right or remedy shall preclude the further exercise of such right or remedy.

     Upon receipt by Franchisor of notice of the death of an individual guarantor, the estate of such guarantor will be bound by this Guaranty but only for defaults and obligations hereunder existing at the time of death, and the obligations of the other guarantors hereunder will continue in full force and effect.


     IN WITNESS WHEREOF, each of the undersigned has signed this Guaranty as of the date of the Agreement.

     Witnesses:                         Guarantors:

STATE OF            S
                    S
COUNTY OF           S

     Before me personally appeared the following persons, ------------, ---------------- who are known to me to be the persons who executed the foregoing Guaranty and each acknowledged the same to be his or her free act and deed for the purposes therein contained.

     WITNESS my hand and official seal this ---day of ----------, 199-.


                                   Notary Public in and for
                                   the State of ------------